UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2005

Church & Dwight Co., Inc.

(Exact name of registrant specified in its charter)

Delaware	1-10585	13-4996950
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

469 North Harrison Street, Princeton, New Jersey	08543-5297
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (609) 683-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Set forth below is unaudited capsule information for the quarters and twelve months ended December 31, 2004 and December 31, 2003:

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Net Sales	$404,976	$286,747	$1,462,062	$1,056,874
Cost of sales	248,415	202,705	928,674	738,883

Gross profit	156,561	84,042	533,388	317,991
Marketing expenses	49,858	22,671	161,183	88,807
Selling, general and administrative expenses	68,239	32,224	200,452	117,333

Income from Operations	38,464	29,147	171,753	111,851
Equity in earnings of affiliates	1,356	2,788	15,115	28,632
Other income (expense), net	(24,652)	(10,246)	(59,424)	(23,518)

Income before minority interest and taxes	15,168	21,689	127,444	116,965
Income taxes	3,252	5,814	38,631	35,974
Minority Interest	(12)	8	5	30

Net Income	$11,928	$15,867	$88,808	$80,961

Net Income per share - Basic	$0.19	$0.26	$1.44	$1.34
Net Income per share - Diluted	$0.18	$0.25	$1.36	$1.28

Dividend per share	$0.06	$0.05	$0.23	$0.21
Weighted average shares outstanding - Basic	62,546	60,773	61,868	60,341
Weighted average shares outstanding - Diluted	65,074	67,248	68,066	64,508

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	Dec. 31, 2004	Dec. 31, 2003
Assets
Current Assets
Cash, equivalents and securities	$145,465	$75,634
Accounts receivable	166,203	107,553
Inventories	148,898	84,176
Other current assets	39,985	21,859

Total Current Assets	500,551	289,222

Property, Plant and Equipment (Net)	332,204	258,010
Equity Investment in Affiliates	13,255	152,575
Intangibles and other assets	1,039,741	419,810

Total Assets	$1,885,751	$1,119,617

Liabilities and Stockholders’ Equity
Short-Term Debt	$104,037	$65,897
Other Current Liabilities	254,137	166,157

Total Current Liabilities	358,174	232,054

Long-Term Debt	754,706	331,149
Other Long-Term Liabilities	211,997	117,920
Stockholders’ Equity	560,874	438,494

Total Liabilities and Stockholders’ Equity	$1,885,751	$1,119,617

Supplementary Information

Net income for the year ended December 31, 2004 was $88.8 million, or $1.36 per share, an increase of $0.08 per share or 6% over 2003 net income of $81.0 million, or $1.28 per share. Results for the year ended December 31, 2004 reflected accounting charges aggregating $33.4 million, or $0.30 per share relating to an acquisition and the redemption of indebtedness. Specifically, the charges included a step-up inventory charge of $10.5 million and an $8.0 million charge to write off defined financing costs resulting from the refinancing or Church & Dwight’s bank debt, both incurred in connection with Church & Dwight’s acquisition of the 50% interest in Armkel LLC that it did not previously own. In addition, the charges included $14.9 million in charges relating to the redemption of senior subordinated indebtedness assumed by Church & Dwight.

Results for the year ended December 31, 2003 reflect a $5.9 million or $0.05 per share purchase accounting inventory charge resulting from the acquisition of Unilever’s oral care businesses in the United States and Canada.

Net income for the quarter ended December 31, 2004 was $11.9 million, or $0.18 per share, compared to $15.9 million or $0.25 per share in the quarter ended December 31, 2003. The 2004 fourth quarter results include the $14.9 million or approximately $0.15 per share charge related to the redemption of senior subordinated notes referenced above.

Fourth quarter 2004 sales increased to $405.0 million from $286.7 million in the fourth quarter of 2003, and include $135.6 million in sales by the acquired Armkel and oral care businesses. Sales for the year ended December 31, 2004 increased to $1,462.1 million, from $1,056.9 million in the year ended December 31, 2003, primarily due to combined sales of $380.4 million by the acquired Armkel and Unilever oral care businesses.

Fourth quarter 2004 gross profit margin was approximately 9% higher than in the fourth quarter of 2003, primarily due to the addition of the higher margin Armkel and oral care businesses and the impact of the fourth quarter 2003 purchase accounting inventory charge related to the oral care business acquisition referred to above. Gross profit margin in the year ended December 31, 2004 was 36.5%, compared to 30.1% in the year ended December 31, 2003. Figures for both years reflect the inventory charges described above.

Fourth quarter 2004 marketing expenses, and selling, general and administrative expenses were both significantly higher than in 2003, primarily due to spending related to the acquired businesses and increased spending relating to continuing businesses.

Fourth quarter 2004 operating profit of $38.5 million was $9.4 million higher than the fourth quarter 2003 operating profit $29.1 million, primarily due to the Armkel and oral care acquisitions. Operating profit for the year ended December 31, 2004 was $171.8 million, compared to $111.9 million for the year ended December 31, 2003.

As previously disclosed, in December 2004, Church & Dwight redeemed, in a tender offer, $218.6 million of 9 1/2% senior subordinated notes due 2009, which were originally issued by Armkel in 2001 and assumed by Church & Dwight following the Armkel acquisition. This transaction was financed by the issuance of $250 million of Church & Dwight 6.0% senior subordinated notes due 2012. As noted above, in connection with the issue of the new notes, Church & Dwight incurred a $14.9 million charge for the redemption premium and the write-off of deferred financing costs.

The $35.9 million increase in other expense for the year ended December 31, 2004 includes the fourth quarter 2004 refinancing charge of $14.9 million referred to above, the $8.0 million second quarter 2004 charge resulting from the refinancing of Church & Dwight’s bank debt in connection with the Armkel acquisition referred to above, and a $4.9 million third quarter 2004 interest payment related to a legal settlement. The remainder of the increase represents interest on the debt incurred to finance the oral care and Armkel acquisitions.

The fourth quarter 2004 effective tax rate benefited from approximately $1.6 million in prior year tax credits and other items. In the year ended December 31, 2004, these items amounted to $4.6 million.

During the fourth quarter of 2004, Church & Dwight adopted the accounting guidance set forth in EITF 04-8 relating to contingently convertible debt. As a result, Church & Dwight retroactively restated its diluted earnings per share, which reduced its reported earnings for the year ended December 31, 2004 by $0.01 per share. The adoption of the guidance set forth in EITF 04-8 had no impact on earnings per share for the year ended December 31, 2003.

At December 31, 2004, Church & Dwight had total outstanding debt of $859 million, and cash of $145 million, for a net debt position of approximately $713 million. This represents a $392 million increase in net debt from December 31, 2003, of which $254 million was incurred in connection with the Armkel acquisition.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2005	By:	/s/ James R. Craigie
	Name:	James R. Craigie
	Title:	President and Chief Executive Officer